Monthly Statements to the Securityholders
Pursuant to Section 4.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE3

Monthly Period	July 1, 2004 to July 31, 2004
Payment Date	August 25, 2004

Aggregate Amount Collected for the Collection Period
	Interest		$1,241,127.83
	Principal Collections		$17,999,021.15
	Substitution Amounts		$—
	Funds from Yield Maintenance Agreement		$—
	Additional Draws		$9,828,201.70
Application of Collected Amounts (pursuant to Section 3.05 of the Indenture Agreement)
Applied in the following order of priority:						Factor per 1000
(i)	Enhancer Premium				$46,365.90
(ii)	A-1 Noteholder’s Interest				$606,323.31	1.2126466273
(iii)	Principal Collections to Funding Account				$—
(iv)	Excess Spread (during Revolving)				$—
(v)	Excess Spread (during AP)				$588,438.62
(vi)	Additional Balance Increase from Excess Spread (during MAP)				$—
(vii)	A-1 Noteholder’s Principal Distribution				$8,759,268.07	8.7592681
(viii)	Enhancer for Prior Draws				$—		Aggregate to Date
(ix)	Liquidation Loss Amount				$—		$—
(x)	Enhancer				$—
(xi)	Interest Shortfalls				$—		$—
(xii)	Indenture Trustee				$—
(xiii)	Certificates				$—
Balances
						Factor
	Beginning A-1 Note Balance				$427,992,927.28	0.8559858546
	Ending A-1 Note Balance				$419,233,659.21	0.8384673184
			Change		$8,759,268.07	0.0175185361
	Beginning Excluded Amount				$—
	Ending Excluded Amount				$—
			Change		$—
	Beginning Pool Balance				$431,338,937.46	0.8626657709
	Ending Pool Balance				$423,168,108.01	0.8463243412
			Change		$8,170,829.45	0.0163414296
	Beginning Principal Balance				$431,338,937.46	0.8626657709
	Ending Principal Balance				$423,168,108.01	0.8463243412
			Change		$8,170,829.45	0.0163414296
	Beginning Certificate Balance				$—
	Additional Balance Increase (Draws minus Payments)				$—
	Ending Certificate Balance				$—
	Beginning Subsequent Transfers				$—
	Current Period Transfers				$—
	Aggregate Subsequent Transfers				$—
	Beginning Funding Account Balance				$—	—
	Deposit To (Withdrawal From) Account				$—	—
	Ending Funding Account Balance				$—	—
	Current Period Liquidation Loss Amount				$10.00	0.0000000200
	Aggregate Liquidation Loss Amount				$10.00	0.0000000200
	Current Net Excess Spread Percentage				0.1375%
	2 Month Average Net Excess Spread Percentage				0.1628%
	3 Month Average Net Excess Spread Percentage				0.1657%
Delinquencies
		#		$
	Two statement cycle dates:		2		$38,703.92
	Three statement cycle dates:		2		$51,878.68
	Four statement cycle dates:		—		$—
	Five statement cycle dates:		—		$—
	Six statement cycle dates:		1		$28,793.05
	Seven + statement cycle dates:		—		$—
	Foreclosures (included in aging above)		1		$28,793.05
	REO		—		$—
	Liquidation Loss Amount		—		$10.00
	Wachovia Bank, National Bank as Administrator

Additional Information		UPB of 3 Largest Loans
Net WAC Rate	3.30%	$750,000.00
Overcollateralization Target	$5,028,793.05	$780,776.69
Beginning Overcollateralization	$3,346,010.18	$818,686.31
Overcollateralization Amount	$3,934,448.80
Funding Account Ending Balance	$—
		Interest Shortfalls	None
Gross CPR (1 mo. Annualized)	40.040%	Deficiency Amounts	None
Net CPR (1 mo. Annualized)	20.507%	Stepdown Event?	No
Draw Rate (1 mo. Annualized)	24.163%	LIBOR	1.4500%
WAM	209.60	Net Note Rate	1.7000%
AGE	26.89
Allocation of Collected Funds
Interest Collections		Principal Collections
Total Collected	$(1,420,852.39)	Total Collected	$(17,999,021.15)
Yield Maintenance Amount	$—	A-1 Principal	$8,759,268.07
Servicing Fee	$179,724.56	Add’l Balance Increase	$—
Enhancer Premium	$46,365.90	Net Draws	$9,828,191.70
Additional Balance Interest	$—	Funding Account	$—
A-1 Interest	$606,323.31	Excess as principal	$(588,438.62)
Excess Interest	$588,438.62	Net	$(0.00)
Net	$—